Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

BIODELIVERY SCIENCES INTERNATIONAL, INC.

Under Section 242 of the Delaware General Corporation Law

BioDelivery Sciences International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. That the name of the Corporation is BioDelivery Sciences International, Inc. The original Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) was filed with the Secretary of the State of Delaware on April 18, 2002.

2. That the amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to increase the authorized shares of common stock, par value $.001, of the Corporation.

3. That the Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FIFTH thereof and replacing such paragraph with the following:

“FIFTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 80,000,000 shares, consisting of 75,000,000 (Seventy-Five Million) shares of common stock, each of par value one-thousandths of one cent ($.001) (the “Common Stock”), and 5,000,000 (Five Million) shares of preferred stock, each of par value one-thousandths of one cent ($.001) (the “Preferred Stock”).”

The remaining text of Article FIFTH of the Certificate of Incorporation will remain unchanged.

4. That said amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. That all other provisions of the Certificate of Incorporation remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer signatory below this 22nd day of July, 2011.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ James A. McNulty
Name: James A. McNulty
Title: Chief Financial Officer, Treasurer and Secretary